EXECUTION

AMENDMENT TO ACCOUNTING SERVICES AGREEMENT

This AMENDMENT (this “Amendment”) is made and entered into, as of this 27th day of August, 2020, by and between MUFG Investor Services (US), LLC (“MUIS”) and Rydex Dynamic Funds (the “Trust”).

WHEREAS, Rydex Fund Services, LLC (“RFS”) and the Trust entered into that certain Accounting Services Agreement, dated as of May 1, 2000 (as the same may have been amended through the date hereof, the “Existing Agreement”), pursuant to which RFS agreed to provide certain services for each series of the Trust as now in existence or as hereafter may from time to time be created (individually referred to herein as the “Fund” and collectively as the “Funds”);

WHEREAS, Mitsubishi UFJ Trust and Banking Corporation acquired RFS on October 4, 2016 and RFS was renamed “MUIS”;

WHEREAS, MUIS agreed to continue providing the services to each Fund as set forth in, and subject to the terms of, the Existing Agreement; and

WHEREAS, the parties desire to amend the Existing Agreement effective as of 12:01 a.m., Eastern Time, on January 1, 2020 (the “Effective Time”), as and to the extent set forth in this Amendment (the Existing Agreement, as amended by this Amendment and any other amendments following the Effective Time, the “Agreement”);

NOW THEREFORE, in consideration of the premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

Superseding Terms. Except as specifically set forth in this Amendment, as of the Effective Time, (a) the terms of this Amendment shall supersede any contrary terms of the Existing Agreement and (b) in the event of any inconsistency between this Amendment and the terms of the Existing Agreement, this Amendment shall control. Except as otherwise specifically set forth in this Amendment, the Existing Agreement shall remain in full force and effect in accordance with its terms.

2.

Out of Pocket Expenses. As of the Effective Time, Section B (Out of Pocket Expenses) of Schedule A of the Existing Agreement has been, and is hereby, deleted in its entirety and replaced with the following:

B. Out	of Pocket Expenses:

In addition, MUIS is entitled to reasonable out-of-pocket expenses (for which no mark-up for MUIS overhead expenses shall be included) in providing fund accounting services hereunder, as set forth below (or as may be mutually agreed to by the parties from time to time):

1.	Fees of third-party pricing services as instructed by the Trust or its officers.

3.	Execution. This Amendment may be executed in counterparts, which together shall constitute one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date and year first set forth above.

MUFG INVESTOR SERVICES (US), LLC

By:	/s/ Shinya Matsuzaki
Name: Mr. Shinya Matsuzaki
Title: Managing Director

RYDEX DYNAMIC FUNDS

By:	/s/ Brian Binder
Name: Brian Binder
Title: Chief Executive Officer and President